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                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Meditrust on Form S-8 (File Nos. 33-25072, 33-49218 and 33-57377) and on Form S-3 (File Nos 33-40005, 33-40926, 33-42596, 33-43931, 33-45979, 33-48695,
33-50835, 33-55386 and 33-56663) of our reports dated January 16, 1995 on our audits of the consolidated financial statements and financial statement schedules of Meditrust as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992, which reports are included or incorporated by reference in this Annual Report on Form 10-K. Our report on the 1994 consolidated financial statements of Meditrust appears in Meditrust's report on Form 8-K, filed on March 8, 1995.



                                              Coopers & Lybrand, L.L.P.


Boston, Massachusetts
March 8, 1995



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